Exhibit 10.29.4

EMPLOYMENT RESTRUCTURING AGREEMENT

This Employment Restructuring Agreement (this “Agreement”) is made as of December 23, 2002 (the “Effective Date”) by and between Kevin M. Campbell (“Campbell”) and Exult, Inc. (“Exult”).

A. Campbell is employed as an officer of Exult.

B. Campbell and Exult desire to modify certain features of Campbell’s employment with Exult, as set forth herein.

Therefore, in consideration of the foregoing and the covenants set forth herein, Campbell and Exult hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below.

“Affiliate” of Exult means any person or entity controlling, controlled by, or under common control with Exult.

“Change of Control” means (a) approval by the stockholders of Exult or an order by a court of competent jurisdiction of a plan of liquidation of Exult, or (b) consummation by Exult of the sale or other disposition by Exult of all or substantially all of Exult’s assets or a sale, merger, or consolidation (“Reorganization”) of Exult to or with any other person, corporation or other entity, other than:

(i) a Reorganization that would result in the voting securities of Exult outstanding immediately prior thereto (or, in the case of a Reorganization that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of Exult, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of Exult or such other entity outstanding immediately after such Reorganization (or series of related transactions involving such a Reorganization), or

(ii) a Reorganization effected to implement a recapitalization or reincorporation of Exult (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of Exult or its successor.

“Net Proceeds” means all proceeds derived from any sale or transfer of any shares of stock issued to Campbell pursuant to the RSA (as defined in Section 4), less brokerage costs paid in connection with the sale of the shares, less income tax payable by Campbell in connection with the sale or transfer of the shares. Proceeds include the cash value of non-cash consideration received, or the amount of indebtedness discharged, in exchange for transfer of shares.

“Payment” means (i) a Payment made by Exult to Campbell pursuant to Section 2(a), (ii) payments previously made by Exult to Campbell as described in Section 2(b), and (iii) any amounts or value, other than salary, expense reimbursements, and standard benefits to which Campbell is entitled pursuant to applicable Exult policies, that Exult or any of Exult’s Affiliates pays or provides to Campbell or Campbell’s successors or assigns and that Exult designates at any time by written notice to Campbell or Campbell’s successors or assigns as a Payment under this Agreement, including without limiting the foregoing, any amounts paid by Exult to enable Campbell to meet tax obligations.

“Permanent Disability” has the meaning ascribed thereto in Exult’s 2000 Equity Incentive Plan, or the successor plan thereto.

2. Payments.

(a) Scheduled Payments. On the terms and subject to the conditions and limitations set forth in this Agreement, Exult will make Payments to Campbell on the dates and in the amounts set forth in Part 1 of Schedule A.

(b) Previous Payments. In anticipation of this Agreement, Exult has made to Campbell the payments described in Part 2 of Schedule A. Such payments were made in consideration of this Agreement and the agreements referenced in Section 4 and will be treated for all purposes as Payments made pursuant to this Agreement.

3. Cessation and Reduction of Payments.

(a) Cessation. Notwithstanding Section 2(a), Exult’s obligation to make Payments may, in Exult’s discretion, be terminated at any time on or after the occurrence of any of the following:

(i) Campbell ceases to be employed by Exult or its successor for any reason, including without limitation resignation by Campbell with or without good reason, or termination of employment by Exult or its successor with or without cause.

(ii) Campbell serves notice of termination of his employment upon Exult or its successor for any reason, with or without good reason, or Exult or its successor notifies Campbell of termination of his employment for any reason, with or without cause, in each case regardless of when such termination is to take effect.

(iii) Campbell suffers a Permanent Disability or dies.

(iv) Campbell breaches this Agreement or any other legal or contractual duty to Exult or its successor in any material respect, and, if such breach is susceptible of cure, fails to cure such breach within 30 days of demand for cure by Exult or its successor, or commits any other Misconduct, as defined in Exult’s 2000 Equity Incentive Plan or any successor plan.

(v) Campbell or any person or entity acting on behalf of Campbell or exercising any rights obtained from or through Campbell brings any legal claim or action of any kind against Exult or any of its Affiliates, or any person whom or entity that Exult or any of its Affiliates is obligated to provide any indemnity, reimbursement, or other compensation in respect of such claim.

(vi) Campbell becomes generally unable to pay his debts as they come due (after taking into account his assumed receipt of the Payments pursuant to Section 2(a) of this Agreement).

(vii) Campbell institutes proceedings to be adjudicated as bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against him or his estate or community or the filing by or on behalf of Campbell of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other similar federal or state law, or the consent by or on behalf of Campbell to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Campbell, or of any substantial part of the property of Campbell, or the making by or on behalf of Campbell of an assignment for the benefit of creditors, or the taking of action by or on behalf of Campbell in furtherance of any such action.

(viii) Sixty (60) days have passed since the commencement of an action against Campbell (and service of process in connection therewith on Campbell) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, if such action shall not have been resolved in favor of Campbell or all orders or proceedings thereunder affecting Campbell stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or sixty (60) days after the appointment without the consent or acquiescence of Campbell of any trustee, receiver or liquidator of Campbell or of all or any substantial part of the properties of Campbell, if such appointment shall not have been vacated.

For purposes of Sections 3(a)(vi), (vii) and (viii), Campbell includes his wife, marital community, and estate.

(b) Reduction. Notwithstanding Section 2(a), Exult’s obligation to make Payments may, in Exult’s discretion, be reduced in case of a Change of Control by the amount of any Net Proceeds and other payments or value received by Campbell as a result of or in connection with the Change of Control.

4. Employment Changes.

Concurrently with this Agreement, Campbell and Exult will enter into the following Agreements:

(i) Amended and Restated Employment Agreement in the form of Exhibit 1 hereto,

(ii) Amended and Restated Severance Agreement in the form of Exhibit 2 hereto,

(iii) Amended and Restated Stock Option Addendum in the form of Exhibit 3 hereto, and

(iv) Restricted Stock Agreement (the “RSA”) in the form of Exhibit 4 hereto.

5. Offsets.

(a) Establishment of Offset Account. A bookkeeping account, called the Offset Account, shall be established and maintained by Exult for purposes of effecting certain reductions in obligations Exult has or may incur to Campbell or his estate or successors. As of the date of this Agreement, the Offset Account balance equals the amounts listed in Part 2 of Schedule A. The Offset Account balance will be increased from time to time by the amount of all Payments and Net Proceeds. In addition, if an event or circumstance calling for application of the Offset Account occurs (a “Pending Event”), the balance of the Offset Account is zero, and Campbell or his successor owns any vested shares of stock issued to him pursuant to the RSA (“Vested Shares”), then Exult may specify by notice to Campbell a date at least ten days after the date of the notice for application of the Offset Account to the Pending Event as described in Section 5(b). On that date, if the balance of the Offset Account is still zero, or if any additional Net Proceeds generated from Sale of Vested Shares has been added to the Offset Account but the balance thereof is not sufficient to offset the cost to Exult of the Pending Event pursuant to Section 5(b) and Campbell or his successor still owns Vested Shares, then the Offset Account will be deemed to include an amount (a “Vested Share Adjustment Amount”) equal to the lesser of (i) the amount by which the amount required to offset the cost to Exult of the Pending Event pursuant to Section 5(b) exceeds the balance of the Offset Account, and (ii) the Fair Market Value of all the Vested Shares still owned on that date by Campbell or his successor. The Vested Share Adjustment Amount will be applied in the same manner as the Offset Account balance. Immediately following any application of a Vested Share Adjustment Amount as described above, a number of Vested Shares equal to the quotient obtained by dividing that Vested Share Adjustment Amount by the Fair Market Value per share will be considered to be “Applied Shares.” Once a Vested Share becomes an Applied Share, that share and any proceeds from its subsequent transfer will no longer be subject to the Offset Account, even if the share is later sold for proceeds or Net Proceeds in excess of the Fair Market Value earlier applied as described herein. For these purposes, “Fair Market Value” of a share means the arithmetic mean of the closing price as reported in The Wall Street Journal (Western Edition) for a share of Exult’s common stock on the Nasdaq National Market, or such other exchange or system as may then represent the primary market for trading in Exult’s common stock, for each of the 20 consecutive trading days ending on the date the Offset Account is applied to the Pending Application, or if that date is not a trading day, then on the last trading day preceding the date the Offset Account is applied to the Pending Application. For purposes of the Offset Account, if Campbell owns both Vested Shares and other shares of Exult common stock, Vested Shares shall be considered to be the last shares sold by Campbell. Exult shall provide Campbell with an accounting of the Offset Account upon request.

(b) Application of Offset Account. If Exult or any of Exult’s Affiliates or any Exult Indemnitee would be or becomes required to make any payments or provide any benefits or other consideration whatsoever to Campbell or his successors or assigns, other than Excluded Consideration, whether or not in connection with or following termination of Campbell’s employment for any reason, Exult may in its discretion by written notice to Campbell reduce such payments, benefits or other consideration by any amount up to the total balance of the Offset Account. Any such reduction shall be applied on the date specified by Exult in the notice referred to in the preceding sentence. For these purposes, (i) “Exult Indemnitee” means any person or entity that may have or incur an obligation to Campbell or Campbell’s successors or assigns in respect of which Exult or any of Exult’s Affiliates is required to provide indemnity or other payment, and (ii) “Excluded Consideration” means (A) amounts payable by Exult to Campbell pursuant to this Agreement or any of the agreements referenced in Section 4, (B) salary, (C) indemnification of Campbell in his capacity as an officer or employee of Exult or any of its affiliates that Exult is legally obligated to provide Campbell, (D) expense reimbursement, (E) standard benefits to which Campbell is entitled pursuant to applicable Exult policies, including without limitation 401(k) matching, and (F) anything that is determined by Exult in the future to be Excluded Consideration. The Offset Account balance will be reduced Dollar-for-Dollar by all amounts applied to offset Exult obligations pursuant to this Section 5(b), with portions of the Offset Account attributable to Net Proceeds deemed exhausted before portions attributable to Payments are used, and portions attributable to Payments exhausted before use of Vested Shares. In addition, the Offset Account balance will be reduced Dollar-for-Dollar by damages paid by Campbell to Exult as a result of any breach by Campbell of his covenant regarding resignation set forth in Section 9(a) of the Amended and Restated Employment Agreement between Campbell and Exult.

6. Additional Agreements

(a) Stock Option Cancellation. Stock options to purchase 500,000 shares granted to Campbell by Exult on June 13, 2001, are hereby surrendered by Campbell, terminated and of no further force or effect. Campbell has no right to re-grant of these options or grant of any other stock options or other equity awards, except as set forth in the RSA.

(b) Clawback. If Campbell commits Misconduct (as defined in Exult’s 2000 Equity Incentive Plan or a successor plan thereto), Exult may demand that Campbell repay to Exult, and upon such demand Campbell shall repay to Exult, the gross amount of any or all Payments made by Exult to Campbell that have not already been returned to Exult through operation of the Offset Account or otherwise. Exult shall notify Campbell in writing of any such demand not later than the later of (i) 380 days after such Misconduct, or (ii) 180 days after Exult became aware of such Misconduct. Exult may exercise discretion under this Section 6(b) in such manner as it sees fit from time to time without regard to, and without being bound by or liable for, prior decisions to invoke or not to invoke this Section 6(b) with respect to any instance of Misconduct. For purposes of this Section 6(b), Exult will be deemed to have been aware of Misconduct only after the completion of any investigation or inquiry and only when Exult has clear and convincing evidence thereof. Suspicion is not awareness for these purposes.

(c) Special Arrangement; No Ancillary Rights. The Payments are in the nature of a special arrangement and are payable by Exult solely pursuant to this Agreement. The Payments do not constitute salary, incentive compensation, bonus, benefit, or other entitlement of Campbell as a result of his employment with Exult, and Campbell does not have any right to Payments pursuant to any legal or equitable right or agreement other than this Agreement. The amount of severance otherwise payable to Campbell will not be increased by reason of this Agreement or any Payments made or not made. The Payments will not be considered in evaluating, or determining damages payable as a result of, any claims Campbell may have or bring against Exult, or any of its Affiliates, or the directors, officers, employees, attorneys, or advisors of any of them, resulting from Campbell’s employment or termination thereof, or any other cause or factor other than breach by Exult of this Agreement. Campbell shall not bring any claim or assert any defense or legal position that is inconsistent with this Section.

(d) Tax Matters. The Payments will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Campbell, and Campbell and his successors will be responsible for all income and other taxes payable as a result of receipt of the Payments or otherwise in connection with this Agreement. Exult is not required to provide any gross-up or other tax assistance.

(e) Retention; No Resignation. This Agreement and the agreements referenced in Section 4 are entered into by Exult at Campbell’s request and are intended by Exult as a retention arrangement to avoid a need Campbell may otherwise have had to seek alternative employment. Campbell’s covenant regarding resignation set forth in Section 9(a) of the Amended and Restated Employment Agreement between Campbell and Exult is hereby incorporated herein by reference. Such covenant is the primary component of the consideration by Campbell for this Agreement and an essential condition to Exult’s willingness to enter into this Agreement, and Campbell’s ongoing service to Exult for the entire period until December 31, 2005 is considered critical to Exult’s business purposes. Accordingly, for purposes of determining Exult’s damages and remedies in case of breach of that covenant by Campbell, time worked by Campbell prior to resignation in violation of the covenant will not be considered to be partial performance of the covenant, and no value will be deemed to have been conferred upon Exult by virtue of such time worked by Campbell prior to resignation. The timing of Payments corresponds in general terms to Campbell’s liquidity needs as reported to Exult and should not be construed as payment for partial satisfaction of the covenant set forth in Section 9(a) of the Amended and Restated Employment Agreement.

(f) No Changes to Other Agreements. Except as set forth in Section 4, this Agreement does not alter any other agreement between Campbell and Exult. Without limiting the foregoing, this Agreement does not confer upon Campbell any right to continue as an employee of Exult or its affiliate or to any particular employment tenure, nor does it limit in any way the right of Exult or its affiliate to terminate Campbell’s services to Exult or its affiliate at any time, with or without cause.

7. Representations and Warranties

Campbell represents and warrants to Exult that:

(a) No Interference. Campbell is not subject to any legal obligation, including without limitation any contract, judgment or order, that would be violated by this Agreement or any of the agreements referenced in Section 4, and Campbell has no material indebtedness or payment obligations other than as disclosed to Exult prior to the date of this Agreement, indebtedness incurred before the Effective Date in the purchase of Campbell’s residence, and ordinary consumer indebtedness for personal and household goods.

(b) Independent Advice; No Representations. Campbell acknowledges that (i) he was free to use professional advisors of his choice in connection with this Agreement and the agreements described in Section 4 and has received advice from his professional advisors in connection with this Agreement and the other agreements referenced herein, understands their meaning and import, and is entering into this Agreement and the other agreements referenced herein freely and without coercion or duress; and (ii) he has not received and is not relying upon any advice, representations or assurances made by or on behalf of Exult or any Exult Affiliate or any employee of or counsel to Exult regarding any tax or other effects or implications of the Payments or other matters contemplated by this Agreement and the other agreements referenced herein.

8. General

(a) Successors and Assigns. This Agreement is personal in its nature and Campbell may not assign or transfer his rights under this Agreement.

(b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To Exult:	Exult, Inc. 121 Innovation Drive, Suite 200 Irvine, California 92612 Attention: Chief Executive Officer

With a copy to:	General Counsel

To Campbell:	At his address of record as maintained in Exult’s employment files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

(c) Entire Agreement. This Agreement and the agreements listed in Section 4 being entered into pursuant to this Agreement together constitute the entire agreement and understanding of Exult and Campbell with respect to the subject matter hereof and thereof, and supersede all prior written or verbal agreements and understandings between Campbell and Exult relating to such subject matter. This Agreement may only be amended by written instrument signed by Campbell and an authorized officer of Exult.

(d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(f) Arbitration. Any and all disputes and claims between Campbell and Exult that arise out of this Agreement shall be resolved through final and binding arbitration. Any demand for arbitration must be made within 365 days of the date on which the dispute first arose (unless a longer period of time is required by law), or it will be deemed waived by both parties. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association. Campbell understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Campbell is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction. The prevailing party in any arbitration conducted pursuant to this Section, and any appeal therefrom or related thereto, or any litigation between Campbell and Exult related to this Agreement that occurs notwithstanding this arbitration provision (all of the foregoing being referred to as “Proceedings”), shall be entitled to recover from the non-prevailing party all costs incurred by the prevailing party in the Proceedings, including without limitation attorneys’ costs and fees. The identity of the prevailing party in any Proceeding will be determined by the arbitrator or other trier of fact or tribunal in the Proceeding as the party most nearly achieving the result sought, although the arbitrator or other trier of fact or tribunal may decide in any Proceeding that there is no prevailing party if, on the basis of all of the facts and circumstances, the interests of justice so require. In addition, Exult shall propose a reasonable set of rules to guide any Proceedings. Such rules shall be designed to lead to a prompt and just result without undue delay or expense, but will not be unduly prejudicial to either party. If Campbell agrees to such proposed rules and guidelines, Exult will pay on Campbell’s behalf or advance to Campbell all of Campbell’s reasonable costs incurred in the Proceedings. Campbell’s acceptance of such payments or advances will constitute Campbell’s agreement to reimburse Exult therefor if Exult is found by the arbitrator or other trier of fact or tribunal to be the prevailing party in the Proceeding.

(g) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

(h) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Campbell and Exult.

(i) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

In witness whereof, Exult and Campbell have entered into this Agreement as of the Effective Date.

Exult, Inc. By:____________________________ Name:_________________________ Title:__________________________	_______________________________ Kevin M. Campbell

Schedule A to

Employment Restructuring Agreement

Part 1

Scheduled Payments

Timing	Amount
January 10, 2003	$230,000
April 1, 2003	$230,000

Part 2

Previous Payments

Date Paid	Amount
July ‘02	$240,000
September ‘02	$446,000
October ‘02	$422,579